Exhibit 99.1

Flexsteel Confirms Receipt of Unsolicited Proposal from CSC Generation Holdings

Shareholders Need Take No Action at this Time

Dubuque, IA – August 24, 2022 — Flexsteel Industries, Inc. (NASDAQ: FLXS) (“Flexsteel” or the “Company”), today confirmed it has received an unsolicited preliminary non-binding proposal from CSC Generation Holdings, Inc. to acquire all outstanding shares of Flexsteel for $20.80 per share in cash. Prior to today’s public proposal, Flexsteel had no interaction with CSC Generation Holdings or any knowledge of its proposal.

Consistent with its fiduciary duties and in consultation with its financial and legal advisors, the Flexsteel Board of Directors will carefully review and evaluate the proposal to determine the course of action that it believes is in the best interest of the Company and all of its shareholders.

Flexsteel shareholders need take no action at this time. The Company does not intend to comment further on CSC Generation Holdings’ proposal until the Board has completed its review.

About Flexsteel

Flexsteel Industries, Inc., and Subsidiaries (the “Company”) is one of the largest manufacturers, importers, and marketers of residential furniture products in the United States. Product offerings include a wide variety of furniture such as sofas, loveseats, chairs, reclining rocking chairs, swivel rockers, sofa beds, convertible bedding units, occasional tables, desks, dining tables and chairs, kitchen storage, bedroom furniture, and outdoor furniture. A featured component in most of the upholstered furniture is a unique steel drop-in seat spring from which the name “Flexsteel” is derived. The Company distributes its products throughout the United States through its e-commerce channel and direct sales force.

CONTACTS:

Investors:

Investors@flexsteel.com

Media:

FGS Global

George Sard / Jared Levy / Bryan Locke

Flexsteel-FGS@fgsglobal.com